Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 19, 2025, with respect to the consolidated financial statements of Sportradar Group AG, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG

Zurich, Switzerland

April 22, 2025